PROSPECTUS SUPPLEMENT                FILED PURSUANT TO RULES 424(b)(3) AND (c)
DATED MARCH 2, 1998                                       FILE NO. (333-44003)
(TO PROSPECTUS DATED JANUARY 30, 1998)


                                    529,603 SHARES

                                 SUMMIT DESIGN, INC.
                                     COMMON STOCK

                                   ----------------

     This Prospectus Supplement amends and supplements the Prospectus dated January 30, 1998 (the "Prospectus") of Summit Design, Inc. (the "Company") included in the Company's Registration Statement on Form S-3 (No. 333-44003) covering shares of the Company's Common Stock which may be offered and sold from time to time by the Selling Stockholders named in the Prospectus.

     The "Selling Stockholders" section of the Prospectus is hereby modified to include in the Selling Stockholder table certain shares that are beneficially owned by each of the Selling Stockholders which have been held in escrow pursuant to an agreement between the Company and TriQuest Design Automation, Inc., which the Company acquired. The escrowed shares not subject to any claim were released from escrow on February 28, 1998. The "Selling Stockholders" section contained in this Prospectus Supplement incorporates such modifications, and amends and restates in its entirety the "Selling Stockholders" section contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                                      ---------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                                      ----------

                                 SELLING STOCKHOLDERS

     The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owned as of such date, the number of shares of Common Stock owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


                                                                                                      Shares Beneficially Owned
                                                           Shares            Shares Which May             After Offering(3)
                                                        Beneficially       be Sold Pursuant to        --------------------------
                Selling Stockholder                       Owned(1)          this Prospectus(2)         Number          Percent
------------------------------------------------        --------------     -------------------        ---------        ---------
 Brian D. Alleyne                                               1,530                    1,426              104                *
 Barry Financial, LLC                                          29,102                   27,128            1,974                *
 Carl Otto Bruning III                                          4,244                    3,956              288                *
 Benjamin Leonard and Theresa M. Butler                         1,530                    1,426              104                *
 Stephen Butler (4)                                            59,193                   20,918           38,275                *
 Sujata Chadha                                                    900                      839               61                *
 Herbert V. Criscito                                           29,102                   27,128            1,974                *
 Ashwina and Hema A. Doshi                                      1,474                    1,374              100                *
 Rajiv Dutta (5)                                               16,626                    5,536           11,090                *
 Nancy D. Ege                                                   1,800                    1,678              122                *
 Tracy Fang (6)                                                   630                      419              211                *
 Dennis Favero                                                  6,001                    5,594              407                *
 Dennis V. and Christine Favero                                 6,601                    6,153              448                *
 Steve Fenstermaker (7)                                           630                      419              211                *
 The Fluegel Trust                                             58,882                   54,888            3,994                *
 Agnes M. and Smith M. George                                   3,600                    3,356              244                *
 David S. George                                               28,004                   24,468            3,536                *
 Douglas Glader                                                 1,800                    1,678              122                *
 Martin J. and Gabrielle F. Goff                                2,910                    2,713              197                *
 James J. Harrison                                              7,275                    6,782              493                *
 Frederick and Sheila Hoar                                        900                      839               61                *
 Christopher James                                             12,002                   11,188              814                *
 Jorgenson Revocable Trust                                     14,402                   13,425              977                *
 Shrikanth Kattemalalavadi                                      1,800                    1,678              122                *
 Nand S. Kumar (8)                                             52,141                   43,120            9,021                *
 Sanjay Lall                                                   14,551                   13,564              987                *
 Jeffrey L. and Kathryn R. Langner                                900                      839               61                *
 Larry LeDoux                                                   3,000                    2,797              203                *
 Pravin K. Madhani                                              3,812                    3,642              170                *
 The Marren Trust                                               9,001                    8,391              610                *
 Maura A. Murphy                                                  291                      271               20                *
 Patricia A. Murphy                                               436                      407               29                *
 Petermeier Living Trust                                        1,800                    1,678              122                *
 The Pickard Family Trust                                      16,277                   15,173            1,104                *
 John Rizzi                                                     2,355                    2,196              159                *
 Joseph D. and Elizabeth M. Rizzi Family Trust                 49,596                   46,233            3,363                *
 Suzanne Rizzi                                                  2,355                    2,196              159                *
 Jayanta Roy(9)                                                62,270                   47,185           15,085                *
 Namrata Sajwan                                                 1,800                    1,678              122                *

                                                        -2-

                                                                                                      Shares Beneficially Owned
                                                           Shares            Shares Which May             After Offering(3)
                                                        Beneficially       be Sold Pursuant to        --------------------------
                Selling Stockholder                       Owned(1)          this Prospectus(2)         Number          Percent
------------------------------------------------        --------------     -------------------        ---------        ---------
 Ramprasad Shastry                                             12,025                   11,210              815                *
 Andrew T. Sheehan                                             14,582                   13,593              989                *
 Robyn Sherman                                                    120                      112                8                *
 Sururaj Singh                                                  1,260                    1,175               85                *
 Tarunraj Singh                                                   540                      503               37                *
 Roger V. Smith                                                11,776                   10,978              798                *
 Vasu Subbiah                                                     540                      503               37                *
 Sunrise Capital Fund I, LLC                                   18,003                   16,782            1,221                *
 Thomas A. Thampy                                               7,501                    6,992              509                *
 Murli Mohan Thirumale                                          1,260                    1,175               85                *
 Tite Tolerance, Inc.                                           7,275                    6,782              493                *
 Jan Ho Van Schuyver                                              900                      839               61                *
 Lawrence A. Vivolo                                             2,350                    2,191              159                *
 Daryl Vorne                                                    1,800                    1,678              122                *
 Richard A. and Dianna S. Vorne                                 1,800                    1,678              122                *
 Mervyn P. Winston                                              2,355                    2,196              159                *
 Michael J. Yates                                                 120                      112                8                *
                                                              -------                  -------          -------
           Total                                              595,729                  492,878          102,852                -

----------------
*    Indicates less than one percent.
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.
     Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2) Does not include 36,955 shares of Common Stock beneficially owned by the Selling Stockholders that are subject to an escrow (the "Escrowed
     Shares"), pursuant to the Reorganization Agreement, against which a claim has been made. A number of shares equivalent to the Escrowed Shares have been included in the Registration Statement, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders.
(3)  Assumes the sale of all Common Stock offered hereby.
(4) Mr. Butler was the Company's Vice President, Business Development from February 28, 1997 to July 4, 1997.
(5) Includes 8,688 shares issuable upon exercise of stock options as of April 1, 1998.
(6) Includes 180 shares issuable upon exercise of stock options as of April 1, 1998.
(7) Includes 180 shares issuable upon exercise of stock options as of April 1, 1998.
(8) Includes 5,251 shares issuable upon exercise of stock options as of April 1, 1998 and 13,291 shares subject to repurchase by the Company.
(9) Includes 11,652 shares issuable upon exercise of stock options as of April 1, 1998 and 11,393 shares subject to repurchase by the Company.


                                               -3-